Exhibit 10.63

EXECUTION COPY

MASTER REPURCHASE AGREEMENT (SECURITIES)

Dated as of June 30, 2006

AMONG:

Greenwich Capital Financial Products, Inc., as buyer (“Buyer”); and

NovaStar Mortgage, Inc. (“NMI”), as a seller; NovaStar Certificates Financing LLC (“NCFLLC”), as a seller; and NovaStar Certificates Financing Corporation (“NCFC”), as a seller ( NMI, NCFLLC and NCFC, each a Seller and collectively, jointly and severally, the “Sellers”),

1. APPLICABILITY

From time to time during the Revolving Period (as defined herein) the parties hereto may enter into transactions in which the related Seller agrees to transfer to Buyer (i) securities and all rights associated with or related to such securities, including the right to receive any amounts in respect of prepayment charges, premiums or penalties on the related mortgage loans (such securities and all such rights together, the “Securities”) and (ii) all rights of any Seller to purchase the remaining mortgage loans and all other related assets under the optional termination or any similar provision contained in the Governing Agreements (“Call Rights” and, together with the Securities, “Assets”) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to the related Seller such Assets at a date certain or on demand, against the transfer of funds by the related Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Master Repurchase Agreement and the related Transaction Notice, as the same shall be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof (together, the “Agreement”).

2. DEFINITIONS AND INTERPRETATION

(a) Defined Terms.

“Adjusted Tangible Net Worth” shall mean, with respect to any Person, such Person’s Tangible Net Worth less all other accumulated comprehensive income or losses (as calculated in accordance with GAAP), up to an aggregate of $50,000,000;

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 25% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise;

“Alternative Facility” shall mean (i) any note purchase agreement entered into between the Sellers and Steamboat Funding Corporation, (ii) the GCM Repurchase Facility, (iii) the GCFP Repurchase Facility, and (iv) any financing, purchase, note purchase, repurchase or similar facility (other than the facility created by this Agreement) entered into between (a) the Buyer and the Sellers (or any of their Affiliates or Subsidiaries), or (b) the Sellers (or any of their Affiliates or Subsidiaries) and any other entity which is introduced to the Sellers (or any of their Affiliates or Subsidiaries) by the Buyer and which facility is arranged by the Buyer;

“Assets” shall have the meaning assigned thereto in Section l;

“Bankruptcy Code” shall mean, Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended by the Bankruptcy Reform Act and as further amended from time to time or any successor statute;

“Bankruptcy Reform Act” shall mean, the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005, effective as of October 17, 2005;

“Breakage Costs” shall mean any losses and reasonable costs and/or expenses sustained or incurred by Buyer as a result of any repurchase of Purchased Assets by Seller on any day that is not a Repurchase Date for such Purchased Assets, to the extent arising from the redeployment of funds obtained by Buyer hereunder or from fees payable to terminate the deposits or other arrangements from which such funds were obtained;

“Business Day” shall mean, any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or banking and savings and Joan institutions in the State of New York, Connecticut, Kansas or California or the City of New York are closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted;

“Buyer’s Margin Amount” shall mean, with respect to any Transaction as of any date of determination, the amount obtained by application of Buyer’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

“Buyer’s Margin Percentage” shall mean, with respect to any Transaction as of any date of determination, 133.33%;

“Call Rights” shall mean, all rights of the NMI, NCFC and NCFLLC, as applicable, under the Governing Agreements to purchase the remaining mortgage loans and all other related assets under the optional termination or any similar provision contained in the Governing Agreements;

“Call Rights Assignment” shall mean, with respect to each Purchased Security, an assignment of all right, title and interest of the holder of the Call Rights in the related Call Rights to Seller, substantially in the form attached hereto as Exhibit H;

“Call Rights Assignment Notice” shall mean, with respect to any Purchased Security, a notice to the applicable Trustee of the assignment of the related Call Rights to Buyer hereunder, substantially in the form of Exhibit G;

“Capitalized Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of the Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP;

“Cash Equivalents” shall mean, (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition;

“Change of Control” shall mean with respect to any Seller, the acquisition by any Person other than Guarantor or any Subsidiary thereof; or two or more other Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock or limited liability company interests, as the case may be, of such Seller at any time if after giving effect to such acquisition such Person or Persons owns twenty percent (20%) or more of such outstanding shares of voting stock or limited liability company interests, as the case may be;

“Change in Law” shall mean, (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Buyer (or any Affiliate of Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement;

“Code” shall mean, the Internal Revenue Code of 1986, as amended;

“Collateral” shall have the meaning assigned thereto in Section 8;

“Confirmation” shall have the meaning assigned thereto in Section 3(b);

“Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person;

“Custodian” shall mean, JP Morgan Chase Bank, and its successors and assigns consented to by Buyer; provided, that the “securities intermediary’s jurisdiction” of each such entity acting as a “securities intermediary”, as such terms are defined in Article 8 of the Uniform Commercial Code, shall be the State of New York;

“Default” shall mean, any event or condition, that, with the giving of notice or the passage of time or both, would constitute an Event of Default;

“Default Rate” shall mean, as of any date of determination, the lesser of (i) the Prime Rate plus 2% and (ii) the maximum rate permitted by applicable law;

“Early Termination Date” shall have the meaning assigned thereto in Section 19(c);

“Effective Date” shall mean, the date set forth on the top of the first page of this Agreement;

“Eligible Asset” shall mean, each Eligible Residual with respect to which each of the representations and warranties set forth on Exhibit C hereto is true and correct as of the Purchase Date for the related Transaction and as of each date thereafter through and including the related Repurchase Date, and for which GCM has acted as co-lead underwriter and joint book-runner of the offered securities with a minimum of 25% share of the underwriters’ fees for the respective securitization;

“Eligible Residuals” shall mean, residual certificates arising from securitizations of first-lien and second-lien home equity loans and mortgage loans to sub-prime borrowers originated by a Seller or an Affiliate thereof, which residual certificates (i) receive excess interest, amounts released from any reserve account, spread account or similar cash collateral account, over collateralization releases, excess hedge and yield maintenance cashflow, prepayment penalties and premiums and all other cashflows to be released from the related securitizations (including upon the termination of such securitizations), (ii) constitute 100% of such residual certificates issued by the related securitization, (iii) shall have been originally issued no more than 120 days immediately preceding the Purchase Date therefor, (iv) shall include the Call Rights with respect to the related securitization, (v) has been modeled by Buyer using Buyer’s customary methods, and (vi) are deemed to be eligible by Buyer in its sole and absolute discretion; provided, however, that any residual certificate shall cease to be an Eligible Residual if such residual has been subject to Transactions for greater than 1092 days;

“ERISA” shall mean, the Employee Retirement Income Security Act of 1974, as amended from time to time;

“ERISA Affiliate” shall mean, any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which any Seller or Guarantor is a member or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(1l) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which any Seller or Guarantor is a member;

“Event of Default” shall have the meaning assigned thereto in Section 18;

“Event of Termination” shall have the meaning assigned thereto in Section 18;

“Facility Fee Amount” shall mean, with respect to any Purchase Date, an amount equal to the product of (x) 1.00% and (y) the aggregate Purchase Price for all Purchased Assets being sold to Buyer for the first time on such Purchase Date;

“GAAP” shall mean, generally accepted accounting principles in the United States of America in effect from time to time;

“GCFP” shall mean, Greenwich Capital Financial Products, Inc., and its permitted successors and assigns;

“GCFP Entity” shall mean, individually, GCFP and each Affiliate and each Subsidiary of GCFP;

“GCFP Group” shall mean, collectively, all GCFP Entities;

“GCFP Repurchase Facility” shall mean that certain Master Repurchase Agreement dated as of May 19, 2006 by and among GCFP, Novastar Mortgage, Inc., Novastar Financial, Inc., Novastar Home Mortgage, Inc., Novastar Certificates Financing Corp., Novastar Certificates Financing LLC, Homeview Lending, Inc. and Acceleron Lending, Inc., as the same may be amended, modified and/or supplemented from time to time;

“GCM” shall mean, Greenwich Capital Markets, Inc., and its successors and assigns;

“GCM Repurchase Facility” shall mean that certain Master Repurchase Agreement dated as of June 6, 2003 by and among Greenwich Capital Markets, Inc., Novastar Mortgage, Inc. and Novastar Financial, Inc., as the same may be amended, modified and/or supplemented from time to time;

“Governing Agreement” shall mean, with respect to any Purchased Asset, the pooling and servicing agreement, indenture or similar agreement or agreements which govern the issuance and the payment of the Purchased Assets or the servicing of any underlying Mortgage Assets, together with any related Interest Rate Hedge Agreement, including in each case any amendment or supplement thereto entered into in accordance with the terms thereof;

“Governmental Authority” shall mean, any nation or government, any state or other political subdivision thereof; or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over any Seller or Guarantor, any of their respective Subsidiaries or any of their respective properties;

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person;

“Guarantor” shall mean, NovaStar Financial, Inc. and its permitted successors and permitted assigns;

“Guaranty” shall mean, the Guaranty of the Guarantor in favor of the Buyer, dated as of June 30, 2006, substantially in the form attached as Exhibit E;

“Income” shall mean, with respect to any Purchased Asset at any time, all payments of interest, principal, dividends, prepayment charges, premiums or penalties, or other distributions thereon or proceeds thereof;

“Income Payment Date” shall mean, with respect to any Purchased Asset, the 1st day of each month immediately following the month in which any distribution date or payment date relating to such Purchased Asset occurs, or if such date is not a Business Day, the immediately succeeding Business Day;

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; (j) any other contingent liabilities of such Person; and (k) any other indebtedness of such Person by a note, bond, debenture or similar instrument;

“Interest Rate Hedge Agreement” shall mean, any interest rate swap, cap or collar agreement or any other applicable hedging arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies entered into with respect to the Purchased Assets by or on behalf of the issuing entity with respect to such Purchased Assets;

“Investment Company Act” shall mean, the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder;

“LIBOR” shall mean, as of any date of determination, the rate per annum equal to the rate published by Bloomberg or if such rate is not available, the rate appearing at page 3750 of the Telerate Screen as one month LIBOR on such date, and if such rate shall not be so quoted, the rate per annum at which the Buyer is offered Dollar deposits at or about 11:00 a.m., eastern time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its financings are then being conducted for delivery on such day for a period of one month and in an amount comparable to the aggregate amount of the Repurchase Prices outstanding on such day;

“Lien” shall mean, any mortgage, lien, pledge, charge, security interest, option or claim or similar encumbrance;

“Margin Call” shall have the meaning assigned thereto in Section 6(a);

“Margin Deficit” shall have the meaning assigned thereto in Section 6(a);

“Market Value” shall mean, with respect to the Purchased Assets the value, determined by the Buyer in its sole reasonable discretion, of the Eligible Assets taking into account customary factors, including but not limited to market factors where the Eligible Assets may be sold in their entirety to a single third party purchaser at such time as any Seller is in default hereunder. The Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of the Buyer. The Buyer shall have the right to mark to market the Eligible Assets on a daily basis which Market Value may be determined to be zero. The Market Value of each Asset as to which there is a breach of any representation and warranty on Exhibit C hereto or does not otherwise qualify as an Eligible Asset shall be $0;

“Material Adverse Change” shall mean, with respect to a Person, any material adverse change in the business, assets, condition (financial or otherwise), operations, performance or properties taken as a whole of such Person;

“Material Adverse Effect” shall mean, (a) a Material Adverse Change with respect to any Seller, Guarantor or any of their respective Affiliates that are party to any Program Document; (b) a material impairment of the ability of any Seller, Guarantor or any of their respective Affiliates that is a party to any Program Document to perform under any Program Document or to avoid any Event of Default; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against any Seller, Guarantor or any of their respective Affiliates that is a party to any Program Document; (d) a material adverse effect upon the value or marketability of a material portion of the Purchased Assets; or (e) a material adverse effect on the rights and remedies of Buyer under this Agreement or any other Program Document;

“Maximum Aggregate Purchase Price” shall mean, $150,000,000;

“Maximum Purchase Price” shall mean, at any time, the lesser of (x) $150,000,000 and (y) the excess of $150,000,000 over the aggregate of the Purchase Prices of all Transactions then outstanding hereunder;

“Maximum Recourse Amount” shall have the meaning assigned thereto in Section 19(k);

“Mortgage Assets” shall mean, home equity loans or mortgage loans originated by any Seller or an Affiliate of a Seller and underlying any Purchased Assets;

“Multiemployer Plan” shall mean, a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by any Seller, Guarantor or any ERISA Affiliate and that is covered by Title IV of ERISA;

“Net Income” shall mean, for any period, the net income of any Person for such period as determined in accordance with GAAP;

“Net Worth” shall mean, with respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP;

“Non-Seller Affiliate” shall mean, an Affiliate of any Seller or Guarantor that is not, itself, a Seller or Guarantor;

“Notice Date” shall have the meaning assigned thereto in Section 3(a);

“Notice of Termination” shall have the meaning assigned thereto in Section 19(c);

“Novastar Entity” shall mean, individually, each Seller, Guarantor and each of any Seller’s or Guarantor’s Subsidiaries or Affiliates;

“Novastar Group” shall mean, collectively, all Novastar Entities;

“Obligations” shall mean, (a) any and all of Sellers’ and Guarantor’s respective obligations to pay the Repurchase Price on any Repurchase Date, and any and all other respective obligations and liabilities of Sellers and Guarantor to Buyer or any of its Affiliates arising under, or in connection with, the Program Documents or any other Indebtedness, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Sellers’ or Guarantor’s indebtedness, obligations or liabilities referred to in clause (a) or (b), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Buyer or such Affiliate of its rights under the related agreements, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) any and all of Sellers’ and Guarantor’s other obligations (including indemnity obligations) to Buyer or any other Person pursuant to the Program Documents;

“PBGC” shall mean, the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA;

“Person” shall mean, any legal person, including any individual, corporation, company, partnership, association, joint-stock company, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature;

“Plan” shall mean, an employee benefit or other plan established or maintained by any Seller, Guarantor or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan;

“Price Differential” shall mean, with respect to each Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by the related Seller to Buyer) with respect to such Transaction;

“Pricing Rate” shall mean, a per annum rate equal to the sum of LIBOR plus l.75%; provided, however, that upon the occurrence and during the continuance of an Event of Default or Event of Termination, the Pricing Rate shall be the Default Rate;

“Prime Rate’” shall mean, the daily prime loan rate as reported in The Wall Street Journal or if more than one rate is published, the highest of such rates;

“Program Documents” shall mean, this Agreement, the Guaranty and any other agreement entered into by any of the Sellers and/or the Guarantor, on the one hand, and Buyer or one of its Affiliates on the other, in connection herewith or therewith;

“Property” shall mean, any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible;

“Purchased Assets” shall mean, the Assets sold by any Seller to Buyer in a Transaction hereunder as set forth on the related Transaction Notice including Attachment 1 thereto, and any Assets substituted therefor in accordance with Section 16, including in each case all rights associated with or related to such Assets and all Income in respect of such Assets;

“Purchase Date” shall mean, the date on which Purchased Assets are to be transferred by the related Seller to Buyer hereunder;

“Purchased Securities” shall mean, Purchased Assets consisting of Securities;

“Purchase Price” shall mean, the price m which Purchased Assets are transferred by Sellers to Buyer in a Transaction, which shall be equal to the Purchase Price Percentage times the Market Value of the related Purchased Assets; provided, however, that the aggregate of the Purchase Prices outstanding at any one time for all Transactions shall not exceed the Maximum Aggregate Purchase Price;

“Purchase Price Percentage” with respect to each Purchased Asset, shall be equal to either (A) after the completion of the pre-funding period of the related securitization, 75%; or (B) prior to the completion of the pre-funding period of the related securitization, the product of (x) 75% and (y) a fraction, the numerator of which is the unpaid principal balance of the underlying Mortgage Assets as of the applicable cut-off date, and the denominator of which is the aggregate balance of all of the securities comprising the related securitization with respect to

Purchased Assets (including, without limitation, publicly offered, non-publicly offered and all residual securities representing excess interest, overcollateralization amounts, amounts released from any reserve account, spread account or similar cash collateral account, overcollateralization releases, excess hedge and yield maintenance cashflow or the right to receive prepayment penalties and premiums, and all other cashflows to be released from such securitizations including upon the termination thereof);

“Rating Agency” shall mean, each of Moody’s Investors Service, Inc., Standard & Poor’s, a division of The McGraw Hill Companies, Inc. and Fitch Ratings;

“Records” shall mean, all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by the related Seller or any other person or entity with respect to a Purchased Asset. Records shall include the certificates with respect to any Purchased Asset and any other instruments necessary to document or service a Purchased Asset;

“Reference Banks” shall mean, any leading banks selected by Buyer which are engaged in transactions in Eurodollar deposits in the international Eurocurrency market with an established place of business in London;

“Relevant Securities” means, collectively, cash or cash equivalents, securities, commodities, instruments, loans, receivables, currencies or contract rights or interests, options or rights in or in respect of any thereof; including any collateral of every kind delivered with respect thereto;

“Relevant System” shall mean, (i) The Depository Trust Company in New York, New York, or (ii) such other clearing organization or book-entry system as is designated in writing by Buyer;

“Relevant Transaction Documents” means this Agreement, the other Program Documents and all other agreements, documents, forms, confirmations and other writings entered into or delivered pursuant to or in connection with any Relevant Transactions, including, but not limited to those relating to any Alternative Facility;

“Relevant Transactions” means, without limitation, purchases or sales of Relevant Securities on a long, short or forward basis, loan transactions, repurchase and reverse repurchase transactions (including the Transactions), arbitrage transactions, swaps, collars, caps, floors and purchases or sales of options to purchase or sell Securities entered into in connection with any of the Relevant Transaction Documents;

“Repurchase Date” shall have the meaning assigned thereto in Section 3(c) and shall include each date on which any Seller is to repurchase the Purchased Assets from Buyer as specified in the related Transaction Notice, the Termination Date and any date determined by application of the provisions of Section 3(c) or Section 19; provided, however, that subject to payment by Sellers of any Breakage Costs of Buyer, the Repurchase Date shall also occur on any date requested by Seller with two (2) Business Days’ prior notice to Buyer;

“Repurchase Price” shall mean, the price at which Purchased Assets are to be resold by Buyer to the related Seller on the related Repurchase Date upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the then accrued and unpaid Price Differential as of the date of such determination, increased by any amount determined by the application of the provisions of Section 19 (if applicable);

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including the Investment Company Act of 1940, as amended) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject;

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution;

“Restricted Payments” shall mean with respect to any Person, collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments, by virtue of redemption or otherwise, on any class of equity securities (including, without limitation, warrants, options or rights therefor) issued by such Person, whether such securities are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly;

“Revolving Period” shall mean, the period of time beginning on the Effective Date of this Agreement and ending on the earlier to occur: (i) 364 days following the Effective Date of the Agreement and (ii) the date an Event of Default or Event of Termination occurs;

“SEC” shall mean, the Securities and Exchange Commission;

“Securities” shall have the meaning assigned thereto in Section 1;

“Security File” shall mean the documents and instruments specified in Section 9(b)(i);

“Security Schedule” shall mean, a schedule, in electronic format, identifying as to each Security, in each case to the extent applicable: (i) the name of the issuer, (ii) the original principal amount or original notional amount, (iii) the current principal amount or current notional amount, (iv) the applicable interest rate, (v) the CUSIP number, if any, (vi) the name and class of the Security, (vii) such other information as shall be mutually agreed upon by the related Seller and Buyer, and (viii) a copy of the related certificate attached thereto;

“Servicer” shall mean, the designated servicer under each Servicing Agreement;

“Servicing Agreement” shall mean, any servicing agreement pursuant to which any Mortgage Assets are serviced;

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided, however, that for purposes of Section 18 hereof, “Subsidiary” shall not include any of the entities listed on Exhibit D hereto which may be revised from time to time by Seller upon the prior written consent of Buyer;

“Substitute Assets” has the meaning assigned thereto in Section 16(a);

“Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, the consolidated Net Worth of such Person and its Subsidiaries, less the consolidated net book value of all assets of such Person and its Subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, deferred taxes, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided, that servicing rights and residual securities issued by such Person or its Subsidiaries shall not be treated as intangibles for purposes of this definition;

“Termination Date” has the meaning assigned thereto in Section 28;

“Total Indebtedness” shall mean with respect to any Person, for any period, the aggregate indebtedness of such Person and its Subsidiaries during such period, less the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP;

“Transaction” has the meaning assigned thereto in Section 1;

“Transaction Notice” shall mean, an irrevocable written request of the related Seller to enter into a Transaction, in the form attached hereto as Exhibit B;

“Transfer Documents” shall mean, all documents required to re-register the Purchased Securities in the name of Buyer or, if so directed by Buyer, the Custodian, or otherwise to effect a delivery thereof in accordance with Section 3(g) hereof, including the original certificates representing such Purchased Securities, together with a Trustee Instruction Letter;

“Trustee” shall mean, with respect to each Purchased Security, the Person under the applicable Governing Agreement responsible for administering such Purchased Security;

“Trustee Instruction Letter” shall mean, a letter substantially in the form of Exhibit F;

“Underwriting Standards” shall mean, NMI’s underwriting guidelines in effect as of the date of this Agreement as the same may be amended from time to time; and

“Uniform Commercial Code” shall mean, the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection or effect of perfection or non-perfection.

(b) Interpretation.

Headings are for convenience only and do not affect interpretation. The following rules of this subsection (b) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced in accordance with the terms thereof, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default subsists until it has been waived in writing by Buyer. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the related Seller or Guarantor, as applicable. Except where otherwise provided in this Agreement, any determination, statement or certificate by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where the related Seller or the Guarantor is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form. This Agreement is the result of negotiations among and has been reviewed by counsel to Buyer,

Guarantor and Sellers, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to the related Seller, the Guarantor, a servicer of the Purchased Assets, any other Person or the Purchased Assets.

3. THE TRANSACTIONS

(a) Subject to the terms and conditions of this Agreement and the other Program Documents, Buyer shall, from time to time during the Revolving Period, enter into Transactions with an aggregate Purchase Price not to exceed the Maximum Aggregate Purchase Price. In the event that Seller desires to enter into a Transaction hereunder, Seller shall deliver to the Custodian, with a copy to Buyer, prior to 10:00 a.m., New York City time, on the third Business Day prior to the proposed Purchase Date (such date, the “Notice Date”), a Transaction Notice. The Security Schedule relating to a Transaction may be delivered prior to but no later than the Notice Date, and the Securities identified on the Security Schedule most recently delivered on or prior to the date of the Transaction Notice shall be deemed to be the Securities Schedule for the related Transaction. An agreement to enter into a Transaction may not be entered into orally unless otherwise agreed to between a Seller and Buyer.

(b) Prior to entering into such Transaction, Buyer shall deliver to Seller, by electronic or other format, a “Confirmation” specifying the terms of such Transaction, including, without limitation, the Purchase Date, the Purchase Price, the Pricing Rate therefor and the Repurchase Date. By entering into a Transaction with the Buyer, the related Seller consents to the terms set forth in the related Confirmation. Any such Confirmation and the related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Buyer and the related Seller with respect to the Transaction to which the Confirmation relates.

(c) The related Seller shall repurchase Purchased Assets from Buyer on each related Repurchase Date. Provided that the applicable conditions in Sections 9(a) and 9(b) have been satisfied, each Purchased Asset that is repurchased by the related Seller on the 25th day of each month (or, if such 25th day is not a Business Day, the immediately following Business Day) following the related initial Purchase Date (the day of the month so determined for each month, or any other date designated by the related Seller to Buyer for such a repurchase on at least two (2) Business Days’ prior notice to Buyer, a “Repurchase Date”, which term shall also include any date determined by application of Section 19) shall automatically become subject to a new Transaction unless Buyer is notified by the related Seller at least two (2) Business Days prior to any Repurchase Date, provided that if the new Repurchase Date so determined is later than the Termination Date, the new Repurchase Date for such Transaction shall automatically reset to the Termination Date, and the provisions of this sentence as it might relate to a new Transaction shall expire on such date. For each new Transaction, unless otherwise agreed, (x) the representations and warranties of each Seller and Guarantor in the Program Documents shall be true and correct as of the date of such new Transaction and (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date. This Agreement shall terminate on (and the Repurchase Date for all remaining outstanding Transactions subject to this Agreement shall be) the earlier to occur of: (a) the Termination Date; (b) the Early Termination Date; and (c) at Buyer’s option, the date an Event of Default shall occur.

(d) In addition to the requirements set forth elsewhere in the Agreement, including the requirement that each Purchased Asset constitute an Eligible Asset, Buyer shall have no obligation to enter into any Transaction if (i) a Default, an Event of Default or an Event of Termination shall have occurred at any time during the term of this Agreement, (ii) as a result of such Transaction, the aggregate Purchase Price for all Transactions then outstanding under this Agreement would exceed the Maximum Aggregate Purchase Price at such time, or (iii) other than with respect to roll-over transactions pursuant to Section 3(c), the Revolving Period shall have expired. For the avoidance of doubt, subject to the terms and conditions contained in this Agreement, Sellers shall have the right to repurchase Purchased Assets and resell such Purchased Assets or other Assets to Buyer hereunder.

(e) [Reserved]

(f) On the Effective Date, Sellers shall file financing statements on Form UCC-1, in form and substance satisfactory to Buyer, in the appropriate jurisdictions’ recording offices, naming Buyer as “Secured Party” and each Seller as “Debtor” and describing the collateral as the Purchased Assets (including all Call Rights and all other rights associated with or related to the Purchased Assets) and all proceeds thereof as set forth on a Security Schedule maintained by Buyer as secured party.

(g) Not later than 10:00 a.m. (New York City time) on any Purchase Date or the date of any substitution of Assets pursuant to Section 16, the related Seller shall (I) with respect to Eligible Assets that shall be delivered or held in definitive, certificated form, deliver to Buyer or, if so directed by Buyer, the Custodian the original of the relevant certificate with respect to the related Securities either (i) registered in the name of Buyer or (ii) if Buyer consents thereto in its sole discretion, in form suitable for transfer, with accompanying, duly executed (with a Medallion Guarantee with respect to the signatures thereon) instruments of transfer or appropriate instruments of assignment (including all Transfer Documents) executed in blank, transfer tax stamps, and any other documents or instruments necessary in the opinion of Buyer to effect and perfect a legally valid delivery of such security or other item of investment property to Buyer, (II) with respect to Eligible Assets that shall be delivered or held in uncertificated form and the ownership of which is registered on books maintained by the issuer thereof or its transfer agent, the Sellers shall cause the registration of such security or other item of investment property in the name of Buyer or the Custodian and at the request of the Buyer, shall take such other and further steps, and shall execute and deliver such documents or instruments necessary in the opinion of the Buyer, to effect and perfect a legally valid delivery of the relevant interest granted therein to Buyer hereunder and (III) with respect to Eligible Assets that shall be delivered through a Relevant System in book entry form and credited to or otherwise held in an account, (i) the Sellers shall cause the giving of written instructions to the relevant financial institution or other entity, and shall provide a copy thereof to the Buyer, sufficient if complied with to effect and perfect a legally valid delivery of the relevant interest granted therein to Buyer hereunder, (ii) in connection with any account to which the Eligible Assets are credited or otherwise held, the Sellers shall execute and deliver such other and further documents or instruments necessary, in the reasonable opinion of the Buyer, to effect and perfect a legally valid delivery of the relevant interest granted therein to Buyer hereunder and (iii) any account to which the Eligible Assets are credited or otherwise shall be designated “Greenwich Capital Financial Products, Inc. Account” or such variation thereon as the Buyer may direct. Unless otherwise instructed by Buyer, any delivery of a security or other item of investment property in definitive, certificated form shall be made to JPMorgan Chase Bank, 4 New York Plaza, New York, New York 10004, Attention: Outsourcing Department, Jennifer John. Any delivery of a security in accordance with this subsection, or any other method acceptable to Buyer in its sole discretion, shall be sufficient to cause Buyer to have a perfected, first priority security interest in, and to be the “entitlement holder” (as defined in Section 8-102(a)(7) of the Uniform Commercial Code of the State of New York) with respect to the Security. No Purchased Securities shall, whether certificated or uncertificated, (i) remain in the possession of any Seller, or (ii) remain in the name of any Seller or any of its agents, or in any account in the name of any Seller or any of its agents. In the event Buyer consents to delivery of any certificate representing one or more of Eligible Assets not registered in the name of Buyer, concurrently with the delivery thereof, (A) the Seller shall have (1) notified the Trustee in connection with the related securitization transaction of the pledge of the related Eligible Assets hereunder, and (2) instructed the Trustee to pay all amounts payable to the holders of the Eligible Assets to an account specified by the Buyer, in the form of the instruction letter attached hereto as Exhibit F (the “Trustee Instruction Letter”) and (B) the Trustee shall have acknowledged in writing the instructions set forth in clause (A) above, and a copy of the fully executed Trustee Instruction Letter shall be delivered to the Buyer. Buyer shall (i) apply all Income in respect of such Purchased Security pursuant to Section 7 and (ii) exercise all voting and corporate rights relating to such Purchased Security in accordance with Seller’s direction for so long as no Default, Event of Default or Event of Termination shall have occurred and be continuing; provided, however, that no vote shall be cast or corporate right exercised or other action taken which would impair, reduce the value of or otherwise adversely affect the Purchased Securities or which would be inconsistent with or result in any violation of any provision of this Agreement, any other Program Document or the Guaranty. Sellers hereby agree to pay all costs and expenses incurred by any party (including reasonable attorney’s fees and expenses) in connection with any such registration in the name of Buyer and any ultimate re-registration in the name of Seller, if applicable. Without the prior written consent of Buyer, no Seller will (i) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Purchased Assets, or (ii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Purchased Assets, or any interest therein, except for the Lien provided for by this Agreement, or (iii) enter into any agreement or undertaking (other than pursuant to this Agreement) restricting the right or ability of any Seller or Buyer to sell, assign or transfer any of the Purchased Assets.

4. REPURCHASE DATE

On each Repurchase Date (unless rolled over as provided in Section 3(c)), Sellers shall remit or cause to be remitted to Buyer the applicable Repurchase Price together with any other amounts then owing in respect of the Obligations, and Buyer shall, subject to satisfaction by each Seller of its respective obligations in this Section 4, remit to the Sellers the Purchased Securities and Transfer Documents.

5. PAYMENT AND TRANSFER

Unless otherwise mutually agreed, all transfers of funds hereunder shall be in immediately available funds and in the case of payments to Buyer, shall be in accordance with the wire transfer instructions set forth in Section 40. All Assets transferred by one party hereto to the other party shall (i) satisfy the requirements of Section 3(g) and be accompanied by such other documentation as the party receiving possession may reasonably request, or (ii) be transferred by any other method mutually acceptable to the related Seller and Buyer.

6. MARGIN MAINTENANCE

(a) If at any time the aggregate Market Value of all Purchased Assets which consist of Purchased Securities subject to all Transactions is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Buyer may by notice to the related Seller require the related Seller in such Transactions to transfer to Buyer cash so that the cash and aggregate Market Value of such Purchased Assets will thereupon equal or exceed such aggregate Buyer’s Margin Amount (such requirement, a “Margin Call”).

(b) Notice required pursuant to Section 6(a) may be given by any means provided in Section 39 hereof. Any notice given before 11:00 a.m. New York time on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. New York time on such Business Day; notice given after 11:00 a.m. New York time on a Business Day shall be met, and the related Margin Call satisfied, no later than 11:00 a.m. New York time on the immediately following Business Day. The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Each Seller, the Guarantor and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for any Seller or the Guarantor.

7. INCOME PAYMENTS

On each Income Payment Date, Income in respect of any Purchased Assets subject to a Transaction shall be paid directly to the Buyer and be the property of Buyer; provided, however, that all such Income shall be applied by Buyer to reduce the Obligations of Sellers hereunder in the following order of priority: first, to pay Buyer any accrued and unpaid Price Differential; second, to satisfy any Margin Call until any outstanding Margin Deficit has been reduced to zero; third, to pay Buyer the positive difference, if any, between (x) the aggregate outstanding Purchase Price as of the prior Income Payment Date (or, in the case of the first Income Payment Date for any Purchased Asset, as of the Purchase Date for such Purchased Asset hereunder) and (y) the aggregate outstanding Purchase Price as of the current Income Payment Date; fourth, to pay Buyer any other Obligations due to Buyer, including any and all costs, fees, expenses and indemnities then due to Buyer hereunder or under any other Program Documents; and fifth, to pay any remaining amount as directed by the Sellers. Each Seller shall hold all Income received by it in respect of any Purchased Assets subject to a Transaction in trust for the benefit of Buyer and shall pay such Income to Buyer for application pursuant to this Section 7. Buyer shall not be obligated to take any action pursuant to this Section 7 to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Sellers transfer to Buyer cash sufficient to eliminate such Margin Deficit.

8. SECURITY INTEREST

The related Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to the related Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for each Seller’s and Guarantor’s performance of all Obligations hereunder or under the other Program Documents, and all other obligations of any Seller or Guarantor under any Relevant Transaction Document, the related Seller hereby grants Buyer and each GCFP Entity a fully perfected first priority security interest in the following property, whether now existing or hereafter acquired: all of the Purchased Assets, the related Records, the contractual right to receive payments, including the right to payments of principal, interest and all other Income with respect to the Purchased Assets and the right to enforce such payments arising from or under any of the Purchased Assets, and any proceeds and distributions with respect to any of the foregoing (collectively the “Collateral”). Sellers shall pay all fees and expenses associated with perfecting such security interest, including the cost of filing financing statements under the Uniform Commercial Code as and when reasonably required by Buyer. At any time and from time to time, upon the written request of Buyer, and at the sole expense of Sellers, Sellers will (i) promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such other instruments and documents and take such further action as Buyer may reasonably request in order to ensure Buyer has a valid, first priority, perfected security interest in the Collateral or for the purpose of obtaining or preserving the full benefits of this Agreement and the other Program Documents and of the rights and powers herein and therein granted, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby, assigning or endorsing Purchased Assets in blank or to Buyer or its designee and delivering Purchased Assets to Buyer or, if so directed by Buyer, the Custodian and (ii) furnish such information regarding the Purchased Assets and the financial well-being of Sellers or Guarantor as may be reasonably requested by Buyer. Each Seller also hereby authorizes Buyer to file any financing or continuation statement referred to in clause (i) above without the signature of such Seller to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

9. CONDITIONS PRECEDENT

(a) As conditions precedent to the initial Transaction, Buyer shall have received on or before the Purchase Date of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by each party thereto:

(i) The Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii) Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Assets and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1;

(iii) A good standing certificate and certified copy of each Seller’s and the Guarantor’s consents or corporate resolutions, as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(iv) An incumbency certificate of the secretaries of each Seller and the Guarantor certifying the names, true signatures and titles of each Seller’s and the Guarantor’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(v) An opinion of each Seller’s and the Guarantor’s counsel as to such matters as Buyer (including, without limitation, a corporate opinion, a New York law enforceability opinion, a security interest opinion, an investment company opinion and a “repurchase agreement” under federal bankruptcy law opinion), may reasonably request and in form and substance acceptable to Buyer;

(vi) A copy of the Underwriting Standards certified by an officer of NMI;

(vii) The Guaranty;

(viii) All of the conditions precedent in the Guaranty shall have been satisfied; and

(ix) Any other documents reasonably requested by Buyer.

(b) The obligation of Buyer to enter into each Transaction (including the initial Transaction) pursuant to this Agreement is subject to the following conditions precedent:

(i) Buyer or its designee shall have received the copies of items specified in clauses C through G below, with respect to the Purchased Assets by no later than 10:00 a.m., New York City time, three (3) Business Days prior to the requested Purchase Date, and Buyer shall have received originals (except where otherwise indicated) of each of the following with respect to the Purchased Assets by no later than 3:00 p.m., New York City time, on such Purchase Date) in each case in form and substance satisfactory to Buyer and (if applicable) duly executed:

(A)	Transaction Notice and related Security Schedule delivered pursuant to Section 4(a);

(B)	the definitive certificate representing ownership of such Purchased Asset in the name of Buyer or, if such Purchased Asset is registered on DTC or similar depository, evidence satisfactory to Buyer that the records of DTC or such depository show the Buyer as the beneficial owner of such Purchased Asset, in each case with such other documents specified in, and in accordance with, Section 3(g);

(C)	each Governing Agreement with respect to each Purchased Asset, each certified by the related Seller as a true, correct and complete copy of the original, and all ancillary documents required to be delivered to the certificateholders under the Governing Agreements;

(D)	an executed copy of each related Call Rights Assignment and each related Call Rights Assignment Notice;

(E)	all Transfer Documents;

(F)	any other documents or instruments necessary in the reasonable opinion of Buyer to effect and perfect a legally valid transfer of the relevant interest granted therein to Buyer under this Agreement;

(G)	copies of all offering documents related to the transaction in which any related Securities were issued;

(H)	copies of any distribution statements delivered to securityholders prior to the related Purchase Date; and

(I)	such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall be in form and substance satisfactory to Buyer and its counsel.

(ii) No Default, Event of Default or Event of Termination shall have occurred and be continuing.

(iii) Buyer shall not have reasonably determined that a change in any requirement of law or in the interpretation or administration of any requirement of law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted, that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBOR.

(iv) All representations and warranties in the Program Documents shall be true and correct on the date of such Transaction.

(v) The then aggregate outstanding Purchase Price for all Purchased Assets, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price.

(vi) No event or events shall have been reasonably determined by Buyer to have occurred and be continuing resulting in the effective absence of a whole loan or asset-backed securities market.

(vii) If requested, Buyer shall have received satisfactory information regarding the hedging strategy, arrangements and general policy of the Guarantor with respect to hedge instruments.

(viii) Satisfaction of any conditions precedent to the initial Transaction as set forth in clause (a) of this Section 9 that were not satisfied prior to such initial Purchase Date.

(ix) The Purchase Price for the requested Transaction shall not be less than $1,000,000.

(x) Buyer shall have determined that all actions necessary or, in the opinion of Buyer, desirable to maintain Buyer’s perfected interest in the Purchased Assets and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-I.

(xi) Buyer shall not be obligated to enter into more than two Transactions per month (excluding any automatic renewal of any Transaction pursuant to Section 3(c)).

(xii) Seller shall have paid to Buyer the Facility Fee Amount for such Transaction.

(xiii) Buyer shall not have delivered a Notice of Termination to Sellers and Guarantor.

(xiv) The Revolving Period shall not have expired.

(xv) Buyer shall have received any other documents reasonably requested by Buyer.

10. RELEASE OF PURCHASED ASSETS

Upon timely payment in full of the Repurchase Price and all other Obligations owing with respect to a Purchased Asset, if no Default, Event of Default or Event of Termination shall have occurred and be continuing, Buyer shall release, such Purchased Asset unless such release would give rise to or perpetuate a Margin Deficit. Except as set forth in Sections 6(a) and 16, the related Seller shall give at least three (3) Business Days’ prior written notice to Buyer if such repurchase shall occur on other than a Repurchase Date. Notwithstanding the foregoing, Buyer shall release all Purchased Assets, notwithstanding the occurrence of an Event of Termination, upon payment in full by Sellers pursuant to Section 19(c) of the Repurchase Price for all Purchased Assets then subject to outstanding Transactions and payment in full of all other Obligations then due to Buyer or any of Buyer’s Affiliates.

If such a Margin Deficit is applicable, Buyer shall notify Sellers of the amount thereof and Sellers shall thereupon satisfy the Margin Call in the manner specified in Section 6.

11. RELIANCE

With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to any Seller or the Guarantor in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on any Seller’s or the Guarantor’s behalf.

12. REPRESENTATIONS AND WARRANTIES

Each Seller and the Guarantor hereby represents and warrants, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant, that:

(a) Due Organization and Qualification. Each Seller and Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction under whose laws it is organized. Each Seller and Guarantor is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the conduct of its business as currently conducted and the performance of its obligations under this Agreement and the other Program Documents except to the extent any failure to be so qualified and in good standing or to obtain such a license, permit, charter, registration or approval will not cause a Material Adverse Effect or impair the enforceability of any Purchased Asset.

(b) Power and Authority. Each Seller and the Guarantor has all necessary power and authority to conduct its business as currently conducted, to execute, deliver and perform its obligations under this Agreement and the other Program Documents and to consummate the Transactions.

(c) Due Authorization. The execution, delivery and performance of this Agreement and the other Program Documents by each Seller and Guarantor have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person other than any that have heretofore been obtained, given or made.

(d) Noncontravention. None of the execution and delivery of this Agreement or any other Program Document by any Seller or Guarantor or the consummation of the Transactions and the other transactions contemplated hereby and thereby:

(i) conflicts with, breaches or violates any provision of any Seller’s charter documents, bylaws, operating agreement or any similar agreement, any material agreement of any Seller or Guarantor or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to any Seller or Guarantor or its respective properties;

(ii) constitutes a default by any Seller or Guarantor under any loan or repurchase agreement, mortgage, indenture or other material agreement or instrument to which any Seller or Guarantor is a party or by which it or any of its respective properties is or may be bound or affected; or

(iii) results in or requires the creation of any Lien upon or in respect of any of the assets of any Seller or Guarantor except the Liens granted, pursuant to the Program Documents.

(e) Legal Proceedings. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against any Seller, Guarantor or any of their respective Subsidiaries or Affiliates or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect or (ii) which questions the validity or enforceability of any of the Program Documents or any action to be taken in connection with the transactions contemplated thereby and there is a reasonable likelihood of a Material Adverse Effect or adverse decision.

(f) Valid and Binding Obligations. This Agreement and each other Program Document to which any Seller or Guarantor is a party, when executed and delivered by such Seller or Guarantor, as applicable, will constitute the legal, valid and binding obligations of such Seller or Guarantor, as applicable, enforceable against such Seller or Guarantor, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles.

(g) Financial Statements. The financial statements of each Seller and Guarantor, copies of which have been furnished to Buyer, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of such Seller or Guarantor as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements provided to Buyer, there has been no Material Adverse Change with respect to any Seller or Guarantor. Except as disclosed in such financial statements, Guarantor is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a Material Adverse Change with respect to the Guarantor.

(h) True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Seller, Guarantor or any of their respective Subsidiaries to the Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of any Seller, Guarantor or any of their respective Subsidiaries to the Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Buyer for use in connection with the transactions contemplated hereby or thereby.

(i) No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency, or other governmental, instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental person, is required in connection with the execution, delivery and performance by any Seller or Guarantor of this Agreement or any other Program Document or the consummation by Sellers or Guarantor of any of the Transactions or other transactions contemplated hereby or thereby, other than any that have heretofore been obtained, given or made.

(j) Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by any Seller or Guarantor in the conduct of its businesses violates any law, regulation, judgment, agreement, order or decree applicable to it which, if enforced, would result in either a Material Adverse Change with respect to any Seller or Guarantor or a Material Adverse Effect.

(k) Solvency; Fraudulent Conveyance. Each Seller and Guarantor is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, no Seller nor Guarantor will be left with an unreasonably small amount of capital with which to engage in its business. No Seller nor Guarantor intends to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. No Seller nor Guarantor is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Seller or Guarantor or any of their assets. The amount of consideration being received by Sellers upon the sale of the Purchased Assets to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Assets. No Seller is transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors.

(l) Investment Company Act Compliance. Neither any Seller nor Guarantor is required to be registered as an “investment company” as defined under the Investment Company Act nor as an entity under the control of an “investment company” as defined under the Investment Company Act.

(m) Taxes. Each Seller and Guarantor has filed all federal and state tax returns which are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith or for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by Sellers or Guarantor in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(n) Additional Representation. With respect to each Purchased Asset, the related Seller hereby makes all of the applicable representations and warranties set forth in each Transaction Notice to which such Purchased Asset is or has been subject, in each case as of the related Purchase Date, and such Seller understands that if the substance of any such representation or warranty ceases to be true because of events occurring after such date, the Market Value of such Purchased Asset will. be materially and adversely affected.

(o) No Broker. Neither any Seller nor Guarantor has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if any Seller or Guarantor has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Sellers or Guarantor, as applicable.

(p) Corporate Separateness.

(i) The capital of each Seller and Guarantor is adequate for the respective business and undertakings of such Seller and Guarantor.

(ii) Other than as provided in this Agreement and the other Program Documents, no Seller is engaged in any business transactions with Guarantor or any of its Affiliates other than transactions in the ordinary course of its business on an “arms-length” basis.

(iii) The funds and assets of each Seller is not and will not be commingled with the funds of any other Person.

(q) Hedging. Each Seller has entered into the hedge instruments pursuant to its customary hedging procedures.

(r) Purchased Assets. With respect to each Purchased Asset, (i) the related Seller has sold to Buyer a one hundred percent (100%) interest in each class of such Purchased Asset; (ii) the related Seller shall be at the time it delivers any Purchased Assets for any Transaction, and shall continue to be, through the Purchase Date relating to each such Transaction, the legal and beneficial owner of such Purchased Assets free and clear of any Lien; (iii) the related Seller has the unqualified right to sell (and to the extent applicable, pledge and grant a first priority security interest in) the Purchased Assets as provided herein without the consent of any other person or entity, except for such consents which shall have been obtained prior to the Purchase Date; and (iv) upon the consummation of each Transaction, Buyer shall be the legal and beneficial owner of such Purchased Assets free and clear of any Lien.

(s) Place of Business. The principal place of business and chief executive office of each Seller is 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114, the offices where such Seller keeps all the records with respect to this Agreement are located at 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114 (or at such other locations as to which the notice and other requirements specified in this Agreement shall have been satisfied) and the jurisdiction of incorporation of NMI is the State of Virginia. The jurisdiction of incorporation of each of NCFC and NCFLLC is the State of Delaware.

(t) No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Seller or any of its Subsidiaries has a Material Averse Effect.

(u) Eligible Assets. With respect to each Purchased Asset, the representations and warranties set forth on Exhibit C hereto are true and correct.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Buyer and shall continue for so long as the Purchased Assets are subject to this Agreement.

13. COVENANTS OF SELLERS AND GUARANTOR

Each Seller and Guarantor, as applicable, hereby covenants with Buyer as follows:

(a) Defense of Title. Each Seller and Guarantor warrants and will defend the right, title and interest of Buyer in and to all Collateral against all adverse claims and demands.

(b) No Amendment or Compromise. Without Buyer’s prior written consent, neither any Seller, Guarantor nor those acting on any Seller’s or Guarantor’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of any item of the Purchased Assets, any Governing Agreement, any related rights, this Agreement or any other Program Document.

(c) No Assignment. Except as permitted herein, neither any Seller nor Guarantor shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or Lien on or otherwise encumber (except pursuant to this Agreement and the other Program Documents), any of the Purchased Assets or any interest therein, provided that this Section shall not prevent any transfer of Purchased Assets in accordance with this Agreement and the other Program Documents.

(d) Other Financing Arrangements. Neither any Seller nor Guarantor shall enter into any residual mortgage-backed securities repurchase agreement or other similar facility with any third party with financial covenants, representations and warranties, or events of default that are materially more favorable to any such third party than the terms set forth herein, unless such Seller or Guarantor promptly offers such terms to Buyer.

(e) Preservation of Collateral: Collateral Value. Each Seller and Guarantor shall do all things necessary to preserve the Collateral so that it remains subject to a first priority perfected security interest hereunder. Without limiting the foregoing, each Seller and Guarantor will comply with all rules, regulations and other laws of any Governmental Authority necessary to preserve the Collateral so that it remains subject to a first priority perfected security interest hereunder. Neither any Seller nor Guarantor will allow any default for which any Seller or Guarantor is responsible to occur under any Collateral, any Governing Agreement, this Agreement or any other Program Document and each Seller and Guarantor shall fully perform or cause to be performed when due all of its obligations under any Collateral, this Agreement and the other Program Documents.

(f) Maintenance of Papers, Records and Files. Each Seller and Guarantor shall require, and each Seller or Guarantor of the Purchased Assets shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Asset. Each Seller or Guarantor of the Purchased Assets will maintain all such Records not in the possession of Buyer in good and complete condition in accordance with industry practices and preserve them against loss or destruction.

(i) Each Seller and Guarantor shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in Buyer’s possession unless Buyer otherwise approves.

(ii) For so long as Buyer has an interest in or Lien on any Purchased Asset, each Seller and Guarantor will hold or cause to be held all related Records in trust for Buyer. Each Seller or Guarantor shall notify, or cause to be notified, every other party holding any such Records of the interests and Liens granted hereby.

(iii) Upon reasonable advance notice from Buyer, each Seller and Guarantor shall (x) make any and all such Records available to Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of each Seller or Guarantor with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of each Seller or Guarantor with its independent certified public accountants.

(g) Financial Statements; Accountants’ Reports; Other Information. Each Seller and Guarantor shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Assets to Buyer. Each Seller and Guarantor shall furnish or cause to be furnished to Buyer the following:

(i) Financial Statements. As soon as available and in any event within 30 days after the end of each month, the consolidated balance sheets of Guarantor and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and retained earnings for the Guarantor and its consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of the Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year end audit adjustments).

(A)

As soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of Guarantor, the consolidated balance sheets of Guarantor and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings for Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year end audit adjustments).

(B)	As soon as available and in any event within 90 days after the end of each fiscal year of Guarantor, the consolidated balance sheets of Guarantor and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Guarantor and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP.

(ii) From time to time such other information regarding the financial condition, operations, or business of Seller or Guarantor as Buyer may reasonably request.

(iii) As soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer knows, or with respect to any Plan or Multiemployer Plan to which Guarantor or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Guarantor setting forth details respecting such event or condition and the action, if any, that Guarantor or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Guarantor or an ERISA Affiliate with respect to such event or condition):

(A)	Any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 4l2 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan.

(B)	The distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Guarantor or an ERISA Affiliate to terminate any Plan.

(C)	The institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Guarantor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan.

(D)	The complete or partial withdrawal from a Multiemployer Plan by Guarantor or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Guarantor or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA.

(E)	The institution of a proceeding by a fiduciary of any Multiemployer Plan against Guarantor or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days.

(F)	The adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax exempt status of the trust of which such Plan is a part if Guarantor or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

(iv) Monthly Certification. Each Seller shall execute and deliver a monthly certification substantially in the form of Exhibit A- 1 attached hereto and Guarantor shall execute and deliver a monthly certification substantially in the form of Exhibit A-2 attached hereto.

(h) Notice of Material Events. Each Seller and Guarantor shall promptly inform Buyer in writing of any of the following:

(i) any Default, Event of Default, Event of Termination or default or breach by any Seller or Guarantor of any other material obligation under this Agreement or any other Program Document, or the occurrence or existence of any event or circumstance that any Seller or Guarantor reasonably expects will with the passage of time become a Default, Event of Default, Event of Termination or such a default or breach by any Seller or Guarantor;

(ii) any material change in the insurance coverage required of any Seller or Guarantor or any other Person pursuant to this Agreement or any other Program Document, with copy of evidence of same attached;

(iii) any material dispute, litigation, investigation, proceeding or suspension between any Seller or Guarantor, on the one hand, and any Governmental Authority or any other Person;

(iv) any material change in accounting policies or financial reporting practices of any Seller or Guarantor;

(v) the occurrence of any material employment dispute with respect to any Seller or Guarantor and a description of the strategy for resolving it;

(vi) any event, circumstance or condition that has resulted, or has a reasonable possibility of resulting, in either a Material Adverse Change with respect to any Seller or Guarantor or a Material Adverse Effect.

Each notice delivered pursuant to this Section 13(h) shall be accompanied by a statement of a Responsible Officer of the related Seller or Guarantor setting forth details of the occurrence referred to therein and stating what action Seller or Guarantor, as applicable, has taken or proposes to take with respect thereto.

(i) Maintenance of Licenses. Except as would not be reasonably likely to have a Material Adverse Effect, (i) each Seller and Guarantor shall maintain, all licenses, permits or other approvals necessary for each Seller and Guarantor to conduct its business and to perform its obligations under this Agreement and the other Program Documents, and (ii) each Seller and Guarantor shall conduct its business in accordance with applicable law.

(j) No Withholdings for Taxes. Any payments made by any Seller or Guarantor to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if the related Seller or Guarantor shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then the related Seller or Guarantor shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time the Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield Buyer would have received if such tax had not been imposed. This provision does not apply to income taxes payable by Buyer on its taxable income.

(k) Change in Nature of Business. Neither any Seller nor the Guarantor shall make any material adverse change in the nature of its business as a mortgage originator and servicer as such business is carried on at the date hereof.

(l) Limitation on Distributions. If an Event of Default or Event of Termination has occurred and is occurring, neither any Seller nor Guarantor shall pay any dividends or distributions with respect to any capital stock or other equity interests in any Seller or Guarantor (except any dividends or distributions required by law in order for such party to maintain its status as a real estate investment trust), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Seller or Guarantor.

(m) Prohibition of Fundamental Changes. Neither any Seller nor Guarantor shall (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or (ii) except pursuant to one or more securitizations, repurchase agreements, or similar transactions in the ordinary course of such Seller’s or Guarantor’s business, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”) all or substantially all of its Property, business or assets to any Person other than another Seller or Guarantor (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired; provided, that a Seller may after prior written notice to the Buyer merge or consolidate with (a) Guarantor or any wholly owned subsidiary of Guarantor, or (b) any other Person if the Seller is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder. NMI shall at all times remain a wholly owned consolidated Subsidiary of Guarantor.

(n) Insurance. Each Seller and Guarantor will obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, and will furnish Buyer on request full information as to all such insurance, and provide within (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy.

(o) Affiliate Transaction. Neither any Seller nor Guarantor will at any time, directly or indirectly, sell, lease or otherwise transfer any material property or assets to, or otherwise acquire any material property or assets from, or otherwise engage in any material transactions with, any of their Non-Seller Affiliates unless the terms thereof are no less favorable to the related Seller or Guarantor, as applicable, than those that could be obtained at the time of such transaction in an arm’s-length transaction with a Person who is not an Affiliate.

(p) Change of Fiscal Year. Neither any Seller nor Guarantor will at any time, directly or indirectly, except upon thirty (30) days’ prior written notice to Buyer, change the date on which such Seller’s or Guarantor’s fiscal year begins from such Seller’s or such Guarantor’s current fiscal year beginning date.

(q) Underwriting Standards. Guarantor shall not permit any material modifications to be made to the Underwriting Standards without prior notice to the Buyer.

(r) Excluded Subsidiaries. No material change in the nature of the business including without limitation, capitalization or change in significant investors shall occur for any Subsidiaries listed on Exhibit D, without thirty (30) days prior written notice to the Buyer.

(s) Security Schedule. Each Seller shall deliver to Buyer a current Security Schedule with respect to all Purchased Assets subject to this Agreement with such frequency as Buyer may reasonably require;

(t) Legal Existence. Each Seller and Guarantor will (i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises to the extent that a failure to do so would result in a Material Adverse Effect; (ii) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities and other Requirements of Law if failure to comply with such requirements would be reasonably likely

(either individually or in the aggregate) to have a Material Adverse Effect; (iii) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; (iv) not move its chief executive office or chief operating office from the addresses where such offices are located as of the date hereof unless it shall have provided Buyer thirty (30) days prior written notice of such change; (v) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and (vi) permit representatives of Buyer, during normal business hours upon prior written notice at a mutually desirable time (or at any time and from time to time upon the occurrence of an Event of Default or Event of Termination and during the continuance thereof), to examine, copy and make extracts from its books and records, to inspect any of its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer;

(u) Solvency. Neither any Seller nor Guarantor shall (i) incur debts beyond its ability to pay such debts as they mature; (ii) contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Seller or Guarantor or any of their respective assets; or (iii) transfer the Purchased Assets to Buyer as provided in this Agreement with any intent to hinder, delay or defraud any of its creditors;

(v) Corporate Integrity. Each Seller and Guarantor shall (i) be adequately capitalized for the business in which it is engaged; (ii) conduct business solely in its own name; (iii) hold title to its assets in its own or its nominee’s name; (iv) maintain its own accounts in its own name and pay all of its obligations and indebtedness of any kind in its own name and with its own funds from those accounts; (v) maintain financial records separate from those of any other entity; (vi) prepare financial statements in accordance with generally accepted accounting principles and separate from those of any other entity; (vii) not be included in the financial statements of any other entity except consolidated financial statements of its parent entities to the extent required; and (viii) ensure that each borrowing, granting of a security interest and other transfer of assets between it and any other entity will have a legitimate business purpose, will not be intended to impair the rights and interests of creditors, will be made in exchange for reasonably equivalent value and fair consideration and will be appropriately documented and recorded in its records;

(w) Amendments to Corporate Documents. Each Seller and Guarantor shall give thirty (30) days prior notice to Buyer of any amendment to such Seller’s or Guarantor’s organizational documents or any Governing Agreement that could reasonably be expected to result in a Material Adverse Effect.

(x) Use of Proceeds. None of the proceeds of any Transaction will be used either directly or indirectly to acquire any margin security, as that term is defined in Regulation T, U or X of the Board of Governors of the Federal Reserve System, and no Seller nor Guarantor shall take any action that might cause this Agreement or any other Program Document (and any Transaction or other transaction evidenced hereby or thereby) to violate any regulation of the Federal Reserve Board.

(y) Governing Agreements; Representations. Warranties and Indemnities. Each Seller hereby covenants and agrees that Buyer shall have the right to enforce directly against such Seller any obligation to cure breaches of representations and warranties, together with any related repurchase and indemnity obligations of such Seller, contained in the Governing Agreements.

(z) Purchase of Delinquent Loans. Upon the occurrence and continuance of a Default, an Event of Default or an Event of Termination, each Seller shall exercise its right to purchase delinquent Mortgage Assets from the related securitization upon the request of Buyer and tender by Buyer of the purchase price therefor specified in the related Governing Agreement, any Mortgage Assets that are 90 or more days delinquent, in each case as and to the extent permitted by the related Governing Agreement.

(aa) Quarterly Reports. On each Income Payment Date immediately following the end of a calendar quarter, each Seller shall deliver to Buyer updated quarterly loan-level detailed performance reports on all securitization transactions sponsored by such Seller or with respect to which such Seller was involved in any other capacity since 1998. Each Seller will respond in a timely manner for any reasonable loan-level data requests made by Buyer.

(bb) Interest Rate Hedge Agreement Payments. Each Seller and Guarantor shall insure that the Governing Agreements relating to any Purchased Asset provide that all payments in respect of Interest Rate Hedge Agreements shall be payable to the holders of the securities issued pursuant to the related Governing Agreement, with any residual amount being payable to the holders of the related Purchased Assets.

(cc) Maintenance of Liquidity. At all times Guarantor shall have, on a consolidated basis, cash, Cash Equivalents and unused borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse and repurchase facilities in an amount of not less than $10,000,000.

(dd) Maintenance of Adjusted Tangible Net Worth. Guarantor shall not permit its Adjusted Tangible Net Worth at any time to be less than $350,000,000.

(ee) Maintenance of Ratio of Total Indebtedness to Tangible Net Worth. Guarantor shall not permit the ratio of its Total Indebtedness to Tangible Net Worth at any time to be greater than 8:1 as measured as of any quarter end.

14. REPURCHASE DATE PAYMENTS/COLLECTIONS

On each Repurchase Date, the related Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price.

15. CHANGE OF LAW

(a) Anything in this Agreement to the contrary notwithstanding, if, on or prior to the determination of the Pricing Rate with respect to any Transaction, (i) Buyer determines, which determination shall be conclusive and binding upon Sellers and Guarantor, that quotations of interest rates for the relevant deposits referred to in the definition of “Pricing Rate” herein are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the Pricing Rate, (ii) Buyer determines, which determination shall be conclusive and binding upon Sellers and Guarantor, that as a result of any legal or regulatory change, the margin plus the relevant rate of interest referred to in the definition of “Pricing Rate” herein will not adequately cover the cost to Buyer of entering into or maintaining Transactions, or (iii) it becomes unlawful for Buyer to honor its obligation to enter into or maintain Transactions hereunder using the Pricing Rate contemplated by this Agreement, then, in any such case Buyer shall give Sellers and Guarantor prompt notice thereof and, so long as such condition remains in effect, Buyer shall be under no obligation to enter into additional Transactions, and Sellers shall, at their option, either immediately repurchase all Purchased Assets then owned by Buyer or agree to repurchase such Purchased Assets on the applicable Repurchase Date at a Repurchase Price determined by Buyer taking into account, with respect to clause (ii) above, the increased cost to Buyer of maintaining the Transactions.

(b) Anything in this Agreement to the contrary notwithstanding, (A) if any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation, by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof; (i) shall subject Buyer to any tax of any kind whatsoever with respect to this Agreement (excluding net income taxes) or change the basis of taxation of payments to Buyer in respect thereof, (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of entering into Transactions under this Agreement which is not otherwise included in the determination of the Pricing Rate hereunder, or (iii) shall impose on Buyer any other, condition, and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of entering into, continuing or maintaining any Transaction or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Sellers shall promptly (but in any event by no later than the next Repurchase Date) pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amount receivable thereafter incurred.

(c) Anything in this Agreement to the contrary notwithstanding, if Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation, by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Sellers shall promptly (but in any event by no later than the next Repurchase Date) pay to Buyer such additional amount or amounts as will thereafter compensate Buyer for such reduction.

(d) Anything in this Agreement to the contrary notwithstanding, if Buyer becomes entitled to claim any additional amounts pursuant to subparagraphs (a), (b) or (c) of this Section 15, Buyer shall promptly notify Sellers and Guarantor of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to any such subparagraphs submitted by Buyer to Sellers shall be conclusive and binding on Sellers and Guarantor in the absence of manifest error.

16. SUBSTITUTION

The related Seller may, subject to agreement with and express consent of Buyer and provided that no Margin Deficit, Default, Event of Default or Event of Termination shall occur as a result thereof unless prior thereto or simultaneously therewith such Seller transfers to Buyer cash sufficient to eliminate such Margin Deficit or causes such Default, Event of Default or Event of Termination, substitute other assets which are Eligible Assets (the “Substitute Assets”) for any Purchased Assets. Such substitution shall be made by transfer to Buyer of such other Substitute Assets and transfer to the related Seller of such Purchased Assets. After substitution, the Substitute Assets shall be deemed to be Purchased Assets.

17. REPURCHASE TRANSACTIONS

Upon purchase pursuant to this Agreement, title to all Purchased Assets shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Assets. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets or otherwise pledging, repledging, transferring, conveying, hypothecating, or rehypothecating the Purchased Assets, with a counterparty of Buyer’s choice, in all cases subject to Buyer’s obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date. In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties with respect to the Purchased Assets hereunder and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction. Nothing contained in this Repurchase Agreement shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Sellers.

18. EVENTS OF DEFAULT; EVENTS OF TERMINATION

(a) Each of the following events shall constitute events of default (each, an “Event of Default”) hereunder:

(i) any Seller shall fail to transfer the Purchased Assets to Buyer on the applicable Purchase Date pursuant to the terms hereof (provided Buyer has tendered the related Purchase Price);

(ii) Seller shall fail to cure any Margin Deficit up to the then-applicable Maximum Recourse Amount within the time period specified in Section 6(b);

(iii) any Seller or Guarantor shall fail to comply with the requirements of Section 13(b), Section 13(c), Section 13(h)(i)or (vi), Section 13(m), Section 13(t)(i),

Section 13(cc), Section 13(dd), Section 13(ee), or Section 13(ff) hereof; or any Seller or Guarantor shall otherwise fail to observe or perform any other obligation, representation or covenant contained in this Agreement or any other Program Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days following the earlier of Seller’s and Guarantor’s receipt of written notice of such default from Buyer or actual knowledge of such default by a Responsible Officer of Seller or Guarantor;

(iv) any Seller shall fail to make any payment of any amount payable by such Seller under this Agreement or in any Program Document when due, including any Price Differential, Repurchase Price, Facility Fee Amount, Non-Utilization Fee or amounts payable pursuant to Sections 3(g), 5, 7, 8, 13(j), 14, 15(a), 15(b), 15(c), 19, 20, 22, 23, 25 or 28, or pursuant to any other provision of this Agreement or any other Program Document, in each case in an amount not to exceed the then applicable Maximum Recourse Amount;

(v) Guarantor shall fail to make a payment of any amount required to be paid by it under its Guaranty by no later than the close of business on the date on which such payment is due (whether at stated maturity, upon acceleration, at mandatory prepayment or otherwise);

(vi) any representation, warranty or covenant made by any Seller or Guarantor (or any of any Seller’s or Guarantor’s officers) in this Agreement or any other Program Document or in any other document delivered in connection herewith or therewith shall have been incorrect or untrue in any respect when made or repeated or deemed to have been made or repeated (other than the representations or warranties in Section 12(u) and Exhibit C, which shall be considered solely for the purpose of determining whether the related Purchased Asset is an Eligible Asset, unless (i) Seller shall have made any such representations or warranties with the knowledge that they were materially false or misleading at the time made or repeated or deemed to have been made or repeated or (ii) any such representations and warranties have been determined by the Buyer in its sole discretion to be materially false or misleading on a regular basis);

(vii) any Seller, Guarantor or any Subsidiary or Affiliate of such Seller or Guarantor shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between the Seller or such other entity, on the one hand, and the Buyer or any of the Buyer’s Affiliates on the other (including any Alternative Facility) and fails to cure such default, failure, or breach within the time period (if any) specified thereunder; or any Seller, Guarantor or any Subsidiary or Affiliate of such Seller or Guarantor shall default under, or fail to perform as required under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by the Seller, Guarantor or any Subsidiary or Affiliate of such Seller or Guarantor, with any third party, which default or failure entitles any party to require acceleration or prepayment of any indebtedness in excess of $5,000,000 thereunder, and shall fail to cure such default or failure within the time period (if any) specified thereunder;

(viii) a custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for any Seller, Guarantor or any of any Seller’s or Guarantor’s Subsidiaries, or of any of any Seller’s, Guarantor’s or such Subsidiary’s respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such property; or the commencement of any such case or proceeding against any Seller, Guarantor or any of any Seller’s or Guarantor’s Subsidiaries, or another seeking such an appointment or election, or the filing against any Seller, Guarantor or any Seller’s or Guarantor’s Subsidiaries of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such Person, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect; or any Seller, Guarantor or any of any Seller’s or Guarantor’s Subsidiaries generally fails to pay any Seller’s, Guarantor’s or any Seller’s or Guarantor’s Subsidiary’s debts as they become due; or any Seller, Guarantor or any of any Seller’s or Guarantor’s Subsidiaries is adjudicated bankrupt or insolvent; or an order for relief is entered under the Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against any Seller, Guarantor or any of any Seller’s or Guarantor’s Subsidiaries; or any of any Seller’s, Guarantor’s or any Seller’s or Guarantor’s Subsidiary’s Property is sequestered by court or administrative order; or a petition is filed against any Seller, Guarantor or any of any Seller’s or Guarantor’s Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect;

(ix) any Seller, Guarantor or any of any Seller’s or Guarantor’s Subsidiaries commences a case or proceeding as debtor under any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to or seeks the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for any Seller, Guarantor or any of any Seller’s or Guarantor’s Subsidiaries, or of all or any part of any Seller’s, Guarantor’s or any Seller’s or Guarantor’s Subsidiary’s Property, or the convening of any meeting of creditors for purposes of any such case or proceeding or seeking such an appointment or election; or makes a general assignment for the benefit of any Seller’s, Guarantor’s or any Seller’s or Guarantor’s Subsidiary’s creditors; or admits in writing its inability to pay its debts as they become due;

(x) any final, nonappealable judgment or order for the payment of money in excess of $2,000,000, and the same remains undischarged for a period of sixty (60) days during which execution of such judgment is not effectively stayed;

(xi) any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Seller, Guarantor or any of any Seller’s or Guarantor’s Subsidiaries, or shall have taken any action to displace the management of any Seller, Guarantor or any of any Seller’s or Guarantor’s Subsidiaries or to materially curtail its authority in the conduct of the business of any Seller, Guarantor or any of any Seller’s or Guarantor’s Subsidiaries, or takes any action in the nature of enforcement to remove or materially limit or restrict the approval of any Seller, Guarantor or any of any Seller’s or Guarantor’s Subsidiaries as an issuer, buyer or a seller/servicer of the Purchased Assets or similar securities;

(xii) in the good faith reasonable judgment of Buyer any Material Adverse Change or Material Adverse Effect shall have occurred with respect to any Seller, Guarantor or any of any Seller’s or Guarantor’s Subsidiaries;

(xiii) any Seller or Guarantor shall admit in writing its inability to, or intention not to, perform any of any Seller’s or such Guarantor’s respective Obligations or Buyer shall have determined in good faith that Seller or Guarantor is unable to meet its commitments, or Buyer shall have reasonably determined that any Seller or Guarantor is or will be unable to meet its commitments under this Agreement or any other Program Document, or that Guarantor is or will be unable to meet its commitments under its Guaranty;

(xiv) without Buyer’s prior written consent, any Seller or Guarantor: (A) liquidates or dissolves; (B) enters into any consolidation or merger other than with or into Guarantor or any wholly-owned Subsidiary thereof; (C) is subject to a Change of Control; or (D) sells to any Person other than Guarantor or any wholly-owned Subsidiary thereof all or substantially all of its assets, other than in connection with a whole loan sale, securitization, repurchase agreement, or similar transaction in the ordinary course of business;

(xv) any Program Document shall for whatever reason (including an event of default thereunder) be terminated, this Agreement shall for any reason cease to create a valid, enforceable, first priority security interest or ownership interest upon transfer in favor of Buyer in any of the Purchased Assets or Collateral purported to be covered hereby, or any of any Seller’s material obligations to Buyer, under the Program Documents (including the Obligations) shall cease to be in full force and effect, or the enforceability thereof shall be contested by any Seller or Guarantor;

(xvi) either any Seller’s or Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of any Seller or Guarantor as a “going concern” or a reference of similar import;

(xvii) any Seller shall grant, or suffer to exist, any Lien on any Purchased Assets except the Liens contemplated hereby;

(xviii) Buyer shall reasonably request in writing, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of any Seller or Guarantor and such reasonable information and/or responses shall not have been provided within three (3) Business Days following such receipt of such requests;

(xix) Guarantor shall fail to continue to be (i) qualified as a REIT as defined in Section 856 of the Code and (ii) entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120 - REIT filed with the United States Internal Revenue Service for such year, or the entering into by Guarantor of any material “prohibited transactions” as defined in Section 857(b) and 856(c) of the Code;

(xx)(a) any Seller, Guarantor or any ERISA Affiliate shall engage in any nonexempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (b) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Seller, Guarantor or any ERISA Affiliate, (c) proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan of any Seller, Guarantor or any ERISA Affiliate, which reportable event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the non-defaulting Person, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (d) any such Plan shall terminate for purposes of Title IV of ERISA, (e) any Seller, Guarantor or any ERISA Affiliate shall, or in the reasonable opinion of the non-defaulting Person is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (f) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (a) through (t) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(xxi) the ratio of Guarantor’s Total Indebtedness to Tangible Net Worth at any time is greater than 8:1 as measured as of any quarter end;

(xxii) Guarantor shall tail to maintain a minimum Adjusted Tangible Net Worth of at least $350,000,000;

(xxiii) the amount of Guarantor’s liquidity, on a consolidated basis (defined as the aggregate amount of Guarantor’s cash, Cash Equivalents and unused borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse and repurchase facilities is less than $10,000,000;

(xxiv) any (a) termination of any Servicer or subservicer of the Mortgage Assets without the prior written consent of Buyer or (b) amendment of any Servicing Agreement without the prior written consent of Buyer to the extent any Seller’s or Guarantor’s consent is required for such amendment, (e) failure by any Seller (if it is the Servicer) or any Servicer to service the Mortgage Assets in accordance with (i) industry standards for similar loans with third parties or (ii) the standards set forth in the Servicing Agreement; and

(xxv) any event of default has occurred under any Servicing Agreement, any Indenture, any Trust Agreement or the Guaranty;

provided, however, that Buyer shall not declare an Event of Default if at such time there is no outstanding amount due or outstanding Obligations under this Agreement, any other Program Documents or any Alternative Facility; provided further, that Buyer shall be under no obligation to enter into any Transaction in the event that a Default, an Event of Default or an Event of Termination shall have occurred or if at such time the Buyer could declare an Event of Default or send a Notice of Termination.

(b) Each of the following events shall constitute an event of termination (each, an “Event of Termination”) hereunder:

(i) any securitization trust related to Purchased Assets which are subject to a Transaction has reached its Clean-Up Call;

(ii) any Seller shall fail to repurchase the Purchased Assets on the applicable Repurchase Date;

(iii) any Seller shall fail to make any payment of any amount payable by such Seller under this Agreement or in any Program Document when due, including any Price Differential, Repurchase Price, Facility Fee Amount, Non-Utilization Fee or amounts payable pursuant to Sections 3(g), 5, 7, 8, 13(j), 14, 15(a), 15(b), 15(c), 19, 20, 22, 23, 25 or 28, or pursuant to any other provision of this Agreement or any other Program Document, in each case in an amount in excess of the then applicable Maximum Recourse Amount;

(iv) Sellers shall fail to cure any Margin Deficit in excess of the then-applicable Maximum Recourse Amount within the time period specified in Section 6(b); and

(v) any Program Document shall for whatever reason (including an event of default thereunder) be terminated, this Agreement shall for any reason cease to create a valid, enforceable, first priority security interest or ownership interest upon transfer in favor of Buyer in any of the Purchased Assets or Collateral purported to be covered hereby, or any of any Seller’s material obligations to Buyer, under the Program Documents (including the Obligations) shall cease to be in full force and effect, or the enforceability thereof shall be contested by any Person other than any Seller or Guarantor.

19. REMEDIES

Upon the occurrence of an Event of Default or an Event of Termination, Buyer, at its option, shall have any and all of the following rights and remedies, subject to Sections 19(c) and 19(k), which may be exercised by Buyer in good faith:

(a)(A) Buyer’s obligation to purchase additional Assets shall immediately terminate and (B)(i) the Repurchase Date for each Transaction hereunder shall be deemed immediately to occur, (ii) Seller’s obligations hereunder to repurchase all Purchased Assets in such Transactions shall thereupon become immediately due and payable, (iii) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of (x) the Pricing Rate for such Transaction (calculated using the Default Rate) to (y) the Repurchase Price for such Transaction as of the Repurchase Date on a 360 day per year basis for the actual number of days during the period from and including the date of the Event of Default or Event of Termination giving rise to such option to but excluding the date of payment of the Repurchase Price as so increased and (iv) all Income paid after such occurrence shall be payable to and retained by Buyer and applied by Buyer to the aggregate unpaid Repurchase Prices and other amounts owed by Sellers to Buyer under this Agreement and the other Program Documents in the order of priority specified in Section 7.

(b) [Reserved],

(c) At any time during the continuance of an Event of Termination, Buyer shall have the right to terminate this Agreement and all Transactions hereunder by delivering written notice of termination to Sellers and Guarantor (a “Notice of Termination”), in which event this Agreement and all Transactions hereunder shall terminate and the Repurchase Price and all other Obligations shall be due and payable on the date that is five (5) Business Days (or, if such Event of Termination is of the type specified in Section 18(b)(v), two (2) Business Days) following such Termination Notice (the “Early Termination Date”). Prior to such Early Termination Date, the Sellers shall have the option, but not the obligation, to repurchase the Purchased Assets at the Repurchase Price upon payment of such Repurchase Price and all other Obligations then due to Buyer.

(d) Buyer may (A) sell on or following the Business Day on which the Repurchase Price became due and payable, without notice or demand of any kind, at public or private sale and at such price or prices as Buyer may in its commercially reasonable judgment deem satisfactory, any or all Purchased Assets subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Sellers hereunder or under any other Program Document in the order of priority specified in Section 7, and the parties hereto acknowledge and agree that the Purchased Assets are not instruments that are traded in a recognized market and that there is no generally recognized source for prices or bid quotations on any of the Purchased Assets or (B) in its commercially reasonable judgment elect, in lieu of selling all or a portion of such Purchased Assets, to give Sellers credit for such Purchased Assets in an amount equal to the Market Value thereof on such date against the aggregate unpaid Repurchase Prices and any other amounts owing by Sellers hereunder in the order of priority specified in Section 7, in each case, with Sellers remaining liable to Buyer, subject to Section 19(k), for any Repurchase Prices or other amounts that remain unpaid after giving effect to the application of proceeds described in clause (A) above and the credit described in clause (B) above, together with interest on such unpaid Repurchase Prices and other amounts, until paid in full by Seller, at a rate equal to the Pricing Rate (calculated using the Default Rate) for the related Transactions, on a 360 day per year basis for the actual number of days during the period from and including the date on which such unpaid Repurchase Prices and other amounts become due and payable to but excluding the date of payment of such unpaid Repurchase Prices and other amounts.

(e) The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Buyer to liquidate any Purchased Asset on the occurrence of an Event of Default or an Event of Termination, or to liquidate all Purchased Assets in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(f) [Reserved].

(g) Buyer may direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Buyer determines appropriate.

(h) Buyer may direct Sellers and their respective Affiliates, to resign as the servicer of the Mortgage Assets and to cooperate with any successor servicer, provided, that it shall be a condition of such resignation that Sellers and their respective Affiliates, (i) receive an amount equal to the greater of book or market value of the servicing rights to the Mortgage Assets plus any unreimbursed servicing advances due to the Sellers and their respective Affiliates, and (ii) shall have the right to select such successor servicer which shall be subject to the final approval of the Buyer.

(i) Subject to the limitations in Section 19(k) hereof, the Sellers shall be liable to Buyer for the amount of all expenses (plus interest thereon at a rate equal to the Default Rate), incurred within 30 days of the Event of Default or an Event of Termination in connection with hedging or covering transactions related to the Purchased Assets.

(j) Each Seller and each Guarantor shall cause all sums received by it with respect to the Purchased Assets to be remitted to Buyer (or such other Person as Buyer may direct) promptly, but in no event later than one (1) Business Day after, receipt thereof.

(k) Sellers and Guarantors shall remain liable to Buyer for any amounts that remain owing to Buyer by any Seller or Guarantor under this Agreement and any other Program Document following application of all cash, Purchased Assets and other Collateral and proceeds of liquidation thereof; any and all proceeds thereof, and all other sums or obligations owed by Seller to Buyer hereunder or under any other Program Document, pursuant to and in accordance with this Section 19; provided, however, that except as expressly provided in the definition of “Maximum Recourse Amount” below, the aggregate amount of such remaining liability of each Seller and Guarantor to Buyer under this Agreement and the other Program Documents remaining after application of all cash, Purchased Assets, and other Collateral and the proceeds of liquidation thereof, and any and all proceeds thereof shall not exceed the Maximum Recourse

Amount, and all remaining Obligations of each Seller and Guarantor under this Agreement and the other Program Documents following such application in excess of the Maximum Recourse Amount shall be deemed for all purposes under this Agreement, the other Program Documents, and otherwise, to have been satisfied and discharged in full.

The term “Maximum Recourse Amount” means, as of any date of determination, an aggregate amount equal to the greater of (i) $5,000,000 and (ii) ten percent (10%) of the Purchase Price of all Purchased Assets subject to outstanding Transactions under this Agreement as of such date of determination, in each case minus the aggregate amount of all Margin Calls with respect to such Transactions that has been paid by Sellers and Guarantor prior to such date of determination but after the most recent Purchase Date determined pursuant to Section 3(c); provided, however, that the Maximum Recourse Amount will be increased by the amount of any deficiency up to 100% of the sum (x) of the Purchase Price of all Purchased Assets subject to outstanding Transactions under this Agreement as of such date of determination; and (y) all other Obligations owed to Buyer under this Agreement and the other Program Documents, in each case, to the extent resulting from: (A) failure of the representation and warranty set forth in Section 12(r) to be true and correct in all material respects; (B) Seller’s failure to notify Buyer, on or prior to any Purchase Date, of any failure of any representation and warranty set forth in this Agreement hereto to be true and correct in all material respects, to the extent such failure of such representation and warranty to continue to be materially true and correct is actually known to Seller; (C) the voluntary bankruptcy, voluntary insolvency, voluntary liquidation or similar voluntary proceeding of any Seller, Guarantor or any of any Seller’s or Guarantor’s Subsidiaries or Affiliates; (D) fraud, or misappropriation of funds by any Seller, Guarantor or any of any Seller’s or Guarantor’s Subsidiaries or Affiliates or any of their respective officers or directors; (E) any Material Adverse Effect or material adverse effect on the property or financial condition of any Seller, Guarantor or any of any Seller’s or Guarantor’s Subsidiaries or Affiliates or its ability to perform under this Agreement, any other Program Document or Guaranty, in each case arising out of the fraud, gross negligence or willful misconduct of any Seller, Guarantor or any of any Seller’s or Guarantor’s Subsidiaries or Affiliates or any of their respective officers or directors; or (F) any Material Adverse Effect arising out of or relating to the unenforceability of or restriction on any pledge or assignment contemplated by this Agreement or any other Program Document (clauses (A) through (F) above, “Bad Acts”), in each case only to the extent that any such Bad Act materially and adversely affects the Income stream on the Purchased Assets, any rights or remedies of Buyer under this Agreement or any other Program Document or the ability of any Seller or Guarantor to satisfy its Obligations hereunder or thereunder. Except as expressly provided above, the Maximum Recourse Amount calculated for any date of determination shall not be reduced by any amounts paid in respect of the Obligations and applied to the Maximum Recourse Amount for any prior date of determination.

(l) Buyer shall without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets and any other Collateral or any portion thereof, collect the payments due with respect to the Purchased Assets and any other Collateral or any portion thereof, and do anything that Buyer is authorized hereunder to do. The Sellers shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

(m) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives, to the extent permitted by law, any right such Seller might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller also waives, to the extent permitted by law, any defense such Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets and any other Collateral or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(n) If an Event of Default or Event of Termination shall have occurred and be continuing, in addition to all other rights and remedies granted to it in this Agreement and any other instrument or agreement securing, evidencing or relating to the Transactions, and all other rights and remedies it may have in equity or at law, including all rights and remedies of a secured party under the Uniform Commercial Code, subject to the limitations specified in Sections 19(c) and 19(k), Buyer shall have or its designee shall have all rights of conversions, exchange, subscription and any other rights, privileges and options pertaining to the Purchased Assets as the owner thereof, and in connection therewith, the right to deposit and deliver any and all of the Purchased Assets with any committee, depositary, transfer agent, register or other designated agency upon such terms and conditions as Buyer may determine. Upon the occurrence of an Event of Default or an Event of Termination, Buyer shall have, except as otherwise expressly provided in this Agreement, the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by each Seller and Guarantor.

(o) Each Seller hereby authorizes Buyer, at Sellers’ expense, to file such financing statement or statements relating to the Purchased Assets and the Collateral without any Seller’s signature thereon as Buyer at its option may deem appropriate, and appoints Buyer as the related Seller’s attorney-in-fact to execute any such financing statement or statements in the related Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue the Lien and security interest granted hereby and to protect, preserve and realize upon the Purchased Assets and the Collateral, including, but not limited to, the right to endorse notes, complete blanks in documents and execute assignments on behalf of the related Seller as its attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable without Buyer’s consent.

20. [Reserved].

21. DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No express or implied waiver of any Event of Default or Event of Termination by Buyer shall constitute a waiver of any other Event of Default or Event of Termination. No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Subject to the limitations of Section 19(k) of this Agreement, all rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, this Agreement, the other Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default or an Event of Termination one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies. No modification or waiver of any provision of this Agreement or any other Program Document and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to subsection 6(a) will not constitute a waiver of any right to do so at a later date.

22. FACILITY FEE

Sellers hereby agree to pay to Buyer on each Purchase Date an amount equal to the Facility Fee Amount for such Purchase Date.

23. COSTS AND EXPENSES; INDEMNITY

(a) Each Seller jointly and severally agrees to pay on demand, with interest at the Default Rate (to the extent permitted by law) to the extent an Event of Default or Event of Termination has occurred, (i) all reasonable out-of-pocket fees, costs and expenses of Buyer in connection with the preparation, execution, delivery, modification, administration, enforcement and amendment of this Agreement and the other Program Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel, for Buyer with respect thereto, with respect to advising Buyer as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement and the other Program Documents, with respect to negotiations with Sellers, Guarantor or with other creditors of one or more Sellers, Guarantor or any of their respective Subsidiaries arising out of any Default, Event of Default or Event of Termination, or any events or circumstances that may give rise to a Default, Event of Default or Event of Termination, and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto); and (ii) all costs and expenses of Buyer in connection with the exercise of its rights and remedies and the enforcement of this Agreement, any Pledged Asset, any Governing Agreement, and any other Program Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for Buyer), in each case whether or not the transactions contemplated hereby are consummated.

(b) Subject to the limitations of Section 19(k) of this Agreement, each Seller agrees to indemnify and hold harmless Buyer and each of its Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred) any and all claims, damages, losses, liabilities, judgments, costs and expenses of any kind (including, without limitation, reasonable fees and expenses of counsel and allocated costs of internal counsel) that may be imposed on, incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of (i) this Agreement or any other Program Document or any other documents related thereto or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any such other document or any transaction contemplated hereby or thereby, (ii) any breach of a representation, warranty or covenant of any Seller or Guarantor or any Seller’s or Guarantor’s officers in this Agreement or any other Program Document, and all actions taken pursuant thereto), (iii) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement, any other Program Document or any of the transactions contemplated hereby or thereby, including any acquisition or proposed acquisition (iv) any Purchased Asset or Governing Agreement, or (v) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, except to the extent such claim, damage, class, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Each Seller also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement or any other Program Document, the actual or proposed use of the proceeds of the Transactions, or any of the transactions contemplated hereby or thereby. THE FOREGOING AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(c) Notwithstanding any other provision of this Agreement, in no event shall any Seller or Guarantor be obligated to pay to Buyer any fees, costs and expenses incurred in connection with, or to indemnify or hold harmless any Indemnified Parties against any claims, damages, losses, liabilities, judgments, costs and expenses arising solely out of any dispute among Buyer and any of Buyer’s counterparties pursuant to any assignment or syndication by Buyer of any of its rights or interests hereunder.

(d) Without prejudice to the survival of any other agreement of any Seller hereunder, all obligations of the related Seller contained in this Section shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Buyer against full payment therefor and the termination of this Agreement.

24. WAIVER, OF REDEMPTION AND DEFICIENCY RIGHTS

Each Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Buyer contained in this Agreement or any other Program Document or any other instrument delivered in connection herewith or therewith, and any right that it may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

25. [Reserved].

26. FURTHER ASSURANCES

(a) Sellers and Guarantor shall promptly provide such further assurances or agreements as Buyer may request in order to effect the purposes of this Agreement and the other Program Documents. Sellers and Guarantor agree to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Program Documents, to perfect the interests of Buyer in the Purchased Assets or to better assure and confirm unto Buyer its rights, powers and remedies hereunder.

(b) At any reasonable time prior to the occurrence of an Event of Default or Event of Termination, and immediately (but during any Seller’s normal business hours unless any delay would prejudice the rights of Buyer) upon the occurrence of an Event of Default or Event of Termination, each Seller shall permit Buyer, its agents or attorneys, to inspect and copy any and all documents and data in the Custodian’s or such Seller’s possession pertaining to each Purchased Asset that is the subject of any Transaction. Such inspection shall occur upon the request of Buyer at a mutually agreeable location during regular business hours and on a date not more than two (2) Business Days after the date of such request or, if an Event of Default or Event of Termination has occurred, immediately.

(c) Each Seller agrees to provide to Buyer or its agents, and to cause the Guarantor to provide to Buyer or its agents, from time to time, with such information concerning such Seller or Guarantor, as the case may be, of a financial or operational nature as Buyer may reasonably request, subject to the execution and delivery of a mutually acceptable confidentiality agreement.

27. ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to the sale and repurchase of Purchased Assets hereunder, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract shall have any validity therefor.

28. TERMINATION

This Agreement shall remain in effect until the earlier of (i) June 28, 2009 (regardless of when any Purchased Asset became subject to a Transaction hereunder), or (ii) at Buyer’s option upon the occurrence of an Event of Default or Event of Termination (such date, the “Termination Date”). However, no such termination shall affect any Seller’s or Guarantor’s outstanding Obligations to Buyer at the time of such termination. The term of this Agreement shall not be extended. If this Agreement is terminated pursuant to clause (i) in the preceding sentence, Sellers shall repurchase any remaining Purchased Assets at the Repurchase Price and pay all other amounts due to Buyer in respect of the Obligations. The related Seller’s obligations to indemnify Buyer and to pay costs and expenses of Buyer pursuant to this Agreement shall survive the termination hereof.

29. ASSIGNMENT

The Program Documents are not assignable by the related Seller. Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Documents; provided, however, that Buyer shall maintain, for review by the related Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to another Person approved by the related Seller (such approval not to be unreasonably withheld) which assumes the obligations of Buyer, be released from its obligations hereunder accruing thereafter and under the Program Documents. Unless otherwise stated in the Assignment and Acceptance, the related Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by the related Seller.

30. SET-OFF

In addition to any rights and remedies of Buyer provided by law but subject to the limitations set forth in Section 19(k), upon any amount becoming due and payable by any NovaStar Entity to any GCFP Entity pursuant to any of the Relevant Transactions (whether at the stated maturity, by acceleration or otherwise) any GCFP Entity may, without prior notice to any Novastar Entity, any such notice being expressly waived by each Novastar Entity to the extent permitted by applicable law, set-off, net, appropriate and apply against such amount any and all Collateral, Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, matured or unmatured, at any time held or owing by any GCFP Party to or for the credit or the account of any Novastar Party. Without limiting the generality of the foregoing, any GCFP Party may set-off and net cash, the proceeds of the liquidation of any Collateral, any other collateral pledged to or held by any GCFP Party in connection with any Relevant Transaction and all other sums or obligations owed by any GCFP Party to any Novastar Party against all of the Novastar Parties’ respective obligations to any GCFP Party, whether under this Agreement, under any other Program Document or under any other agreement among the parties or between any GCFP Party and any Novastar Party, or otherwise, whether or not such obligations are then due, without prejudice to any GCFP Party’s right to recover any deficiency. Buyer agrees promptly to notify each Seller and Guarantor after any such set-off and application is made; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding the foregoing in no event shall any GCFP Entity have the right to set-off, net, or apply any Property, deposits, credits, indebtedness claims, or other amounts in the aggregate in excess of the Maximum Recourse Amount against any Obligations, other than the Purchased Assets and other Collateral, the proceeds of liquidation thereof, cash held hereunder and any and all proceeds of the foregoing pursuant to Section 19(k).

31. AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Sellers and Buyer, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

32. SEVERABILITY

If any provision of this Agreement or any other Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of this Agreement or any other Program Document, and this Agreement and each other Program Document shall be enforced to the fullest extent permitted by law.

33. BUYER AS ATTORNEY-IN-FACT

Buyer hereby is appointed the attorney-in-fact of each Seller for the purpose of carrying out the provisions of this Agreement and the other Program Documents and taking any action and executing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof and thereof; which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, (i) following the occurrence of a Default, an Event of Default or an Event of Termination, Buyer shall have the right and power to execute any and all instruments of transfer and related Transfer Documents with respect to the Purchased Assets, and (ii) during the occurrence and continuation of any Default, Event of Default or an Event of Termination, Buyer shall have the right and power to receive, endorse and collect all checks made payable to the order of any Seller representing any payment on account of the principal of or interest on or any other amount in respect of any of the Purchased Assets and to give full discharge for the same.

34. BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that Sellers may not assign or transfer any of their respective rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

35. SUBMISSION TO JURISDICTION; WAIVERS

EACH SELLER AND THE BUYER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)	SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THE AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN

RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, OR THE COURTS OF THE STATE OF NEW YORK, WITHIN THE COUNTY OF NEW YORK, IN THE EVENT THE FEDERAL COURT LACKS OR DECLINES JURISDICTION;

(B)	CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)	AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

(D)	AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

36. WAIVER OF JURY TRIAL

EACH SELLER AND THE BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER PROGRAM DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

37. SINGLE AGREEMENT

Buyer and each Seller and Guarantor acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a Default, an Event of Default or an Event of Termination, as the case may be, in the performance of any such obligations shall constitute a Default, an Event of Default or an Event of Termination, respectively, by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any Seller in respect of any Transaction and/or any other Obligation shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder and/or under any other Obligation and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

38. INTENT

(a) The parties intend and acknowledge that (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code, and (ii) any payment required to be made hereunder and/or under any Indebtedness and Buyer’s right to exercise set off rights hereunder and/or thereunder shall in each case be a “settlement payment” as that term is defined in Section 741 of the Bankruptcy Code.

(b) it is understood that either party’s right to accelerate or terminate this Agreement or to liquidate Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 19, is a contractual right to accelerate, terminate or liquidate this Agreement or such Transaction as described in Sections 555 and 559 of the Bankruptcy Code.

(c) It is understood and agreed that this Agreement constitutes a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code, and that any party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction and/or any Indebtedness, is in each case a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction and/or any Indebtedness, as described in Section 561 of the Bankruptcy Code.

39. NOTICES AND OTHER COMMUNICATIONS

Except as expressly provided herein, any notice required or permitted by this Agreement shall be in writing (including telegraphic, facsimile, e-mail or telex communication) or confirmed in writing and such notices and other communications shall, when mailed, telegraphed, communicated by facsimile transmission or electronic mail or sent by overnight courier, be effective when received at the address for notices for the party to whom such notice or communications is to be given as set forth below: Notice to NAC, NMI, Guarantor or Guarantor Holding shall constitute notice to each and all of such entities. Any such notice shall be sent to a party at the address or facsimile transmission number set forth below:

if to NCFC:

NovaStar Certificates Financing Corporation

8140 Ward Parkway, Suite 300

Kansas City, Missouri 64114

Attention:	Todd Phillips
Telephone:	(XXX) XXX-XXXX
Facsimile:	(XXX) XXX-XXXX
E-mail:	XXXXX@novastar1.com

if to NCFLLC:

NovaStar Certificates Financing LLC

8140 Ward Parkway, Suite 300

Kansas City, Missouri 64114

Attention:	Todd Phillips
Telephone:	(XXX) XXX-XXXX
Facsimile:	(XXX) XXX-XXXX
E-mail:	XXXXX@novastar1.com

if to NMI:

NovaStar Mortgage, Inc.

8140 Ward Parkway, Suite 300

Kansas City, Missouri 64114

Attention:	Todd Phillips
Telephone:	(XXX) XXX-XXXX
Facsimile:	(XXX) XXX-XXXX
E-mail:	XXXXX@novastar1.com

if to Guarantor:

NovaStar Financial, Inc.

8140 Ward Parkway, Suite 300

Kansas City, Missouri 64114

Attention:	Kristi Ketel
Telephone:	(XXX) XXX-XXXX
Facsimile:	(XXX) XXX-XXXX
E-mail:	XXXXX@novastar1.com

if to Guarantor Holding:

Guarantor Holding Corporation

8140 Ward Parkway, Suite 300

Kansas City, Missouri 64114

Attention:	Rodney Schwatken VP/Treasury
Telephone:	(XXX) XXX-XXXX
Facsimile:	(XXX) XXX-XXXX

if to Buyer:

Greenwich Capital Financial Products, Inc.

600 Steamboat Road

Greenwich, CT 06830

Attn: James Esposito

Telephone:	XXX-XXX-XXXX
Facsimile:	XXX-XXX-XXXX
E-mail:	XXXXX@gcm.com

Notwithstanding the foregoing, however, a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation of such transmission. Either party may revise any information relating to it by notice in writing to each other party, which notice shall be effective on the third Business Day following receipt thereof.

40. WIRE INSTRUCTIONS

(a) Any amounts to be transferred by Buyer to any Seller or Guarantor hereunder shall be sent by wire transfer in immediately available funds to the account of Seller at:

Wachovia Bank

Charlotte, NC

ABA 053-000-219

Account: XXXXXXXXXXXXX

Account Name: NovaStar

Ref: GCFP-MRA

(b) Any amounts to be transferred by any Seller or Guarantor to Buyer hereunder or by Guarantor to Buyer under the Guaranty shall be sent by wire transfer in immediately available funds to the account of Buyer at:

JPMorgan Chase Bank

Acct.: ABA# 021-000-021

A/C GCFP

A/C # XXXX-XXXXX

(c) Amounts received after 5:30 p.m., New York City time, on any Business Day shall be deemed to have been paid and received on the next succeeding Business Day.

41. CONFIDENTIALITY

(a) This Agreement and its terms, provisions, supplements and amendments, and transactions and notices hereunder, are proprietary to Buyer and shall be held by Sellers (and Sellers shall cause Guarantor to hold it) in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to each Seller’s direct and indirect parent companies, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality or (ii) upon prior written notice to Buyer, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) with prior written notice to Buyer, any required Securities and Exchange Commission or state securities’ law disclosures or filings. Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

(b) Buyer acknowledges that certain of the information provided to it by or on behalf of any Seller or Guarantor in connection with this Agreement and the transactions contemplated hereby is or may be confidential, and Buyer agrees that, unless such Seller or Guarantor, as applicable, shall otherwise agree in writing (subject to subsections (c) and (d) below), Buyer will not disclose to any other person or entity any information regarding any non-public financial statements, reports and other information furnished by any Seller or Guarantor to Buyer pursuant to or in connection with any Program Document, unless such information was known to Buyer on a non-confidential basis prior to disclosure by any Seller or Guarantor.

(c) Each party may disclose certain confidential information to (i) any of such party’s attorneys, consultants, accountants, financial advisors and independent auditors, (ii) any actual or potential assignee or participant of Buyer under this Agreement, (iii) any municipal, state, federal or other regulatory body in order to comply with any law, order, regulation, request or ruling or (iv) in the event such party is legally compelled by subpoena or other similar process.

(d) Notwithstanding anything contained herein to the contrary, Buyer shall not disclose or otherwise take any action with respect to any information furnished by any Seller, Guarantor or any attorney or other representative of any Seller or Guarantor, that would cause any Seller, Guarantor or any Affiliate thereof, to be in violation of any requirement of any law, rule or regulation prohibiting the disclosure of information regarding mortgagors.

42. JOINT AND SEVERAL LIABILITY

The Sellers hereby acknowledge and agree that they are jointly and severally liable to the Buyer for all representations, warranties, agreements, covenants, obligations (including all Obligations) and liabilities of each of the Sellers hereunder. The Sellers hereby further acknowledge and agree that any Default, Event of Default, Event of Termination or breach of a representation, warranty or covenant by any Seller under this Agreement is hereby considered a Default, Event of Default, Event of Termination or breach by each Seller. A Seller’s subrogation claims arising from payments to Buyer shall constitute a capital investment in another Seller (1) subordinated to any claims of Buyer, and (2) equal to a ratable share of the equity interests in such Seller. Sellers hereby: (a) acknowledge and agree that Buyer shall have no obligation to proceed against one Seller before proceeding against any other Seller, (b) waive any defense to their obligations under this Agreement or any other Program Document based upon or arising out of the disability or other defense or cessation of liability of one Seller versus any other or of any other Person, and (c) waive any right of subrogation or ability to proceed against any Person or to participate in any security for the Obligations until the Obligations have been paid and performed in lull.

43. USE OF EMPLOYEE PLAN ASSETS

(a) If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by any party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify each other party prior to the Transaction. The Plan Party shall represent in writing to each other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and each other party may proceed in reliance thereon but shall not be required so to proceed.

(b) Subject to the last sentence of subparagraph (a) of this Section, any such Transaction shall proceed only if Sellers furnish or have furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c) By entering into a Transaction pursuant to this Section, Sellers shall be deemed (i) to represent to Buyer that since the date of each Seller’s latest such financial statements, there has been no material adverse change in such Seller’s financial condition which such Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

44. DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED THAT:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of l934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Federal Savings and Loan Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

45. FORCE MAJEURE

Notwithstanding anything in this Agreement to the contrary, Buyer shall not be obligated to enter into any Transaction or to perform any of its other obligations under this Agreement if any event beyond the control of Buyer which Buyer reasonably determines would result in its inability to consummate such Transaction or perform its other obligations under this Agreement, including acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters of similar nature to the foregoing, shall have occurred and be continuing, in which event Buyer agrees to (i) use commercially reasonable efforts to enter into such Transactions and perform its obligations under this Agreement notwithstanding such force majeure event and (ii) enter into such Transactions and perform its obligations under this Agreement promptly following cessation of such force majeure event.

46. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

47. CUSTODIAN

Each of the parties hereto agrees and acknowledges that all transfers of securities to or from Buyer pursuant to this Agreement shall be effected on Buyer’s behalf by its custodian, JPMorgan Chase Bank, pursuant to instructions provided by Buyer as the Bank’s customer. The parties acknowledge that (a) JPMorgan Chase Bank (the “Bank”) is a “financial institution” as defined in Section 101(22) of the U.S. Bankruptcy Code, as amended, (b) the Bank is acting as Buyer’s agent and custodian, and Buyer is the Bank’s customer, in connection with all Transactions hereunder, and (c) therefore Buyer is a “financial institution” (as so defined).

[Signature Page Follows]

IN WITNESS WHEREOF, Sellers, Guarantor and Buyer have caused their names to be signed to this Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

NOVASTAR MORTGAGE, INC., as Seller

By:	/s/ Todd Phillips
Name:	Todd Phillips
Title:	Vice President, Treasurer and Controller

NOVASTAR CERTIFICATES FINANCING LLC, as Seller

By:	/s/ Todd Phillips
Name:	Todd Phillips
Title:	Vice President, Treasurer and Controller

NOVASTAR CERTIFICATES FINANCING CORPORATION, as Seller

By:	/s/ Todd Phillips
Name:	Todd Phillips
Title:	Vice President, Treasurer and Controller

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., as Buyer

By:	/s/ Vinu Phillips
Name:	Vinu Phillips
Title:	Senior Vice President

Acknowledged and Agreed:

NOVASTAR FINANCIAL, INC., as Guarantor

By:	/s/ Todd Phillips
Name:	Todd Phillips
Title:	Vice President, Treasurer and Controller